UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square

Wakefield, Massachusetts 01880

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e)	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 15, 2010, the Board of Directors (the “Board”) of Edgewater Technology, Inc. (“Edgewater” or the “Company”) approved, and the Company entered into an agreement with Ms. Robin Ranzal Knowles (“Ms. Knowles”) (the “Agreement”) under which Ms. Knowles would be entitled to receive (i) severance pay for a period of six (6) months, together with six (6) months continued coverage under the Company’s medical and dental plans, (ii) a lump sum payment in an amount equal to one-half ( 1/2 ) of the annual performance bonus paid by the Company during the preceding fiscal year and (iii) full vesting of all stock option grants in the event Ms. Knowles’ employment were terminated by the Company without “cause” within one year following a “change in control” of the Company. These severance benefits are conditioned upon Ms Knowles’ execution and delivery to the Company and/or its successor of a release of all claims and a cooperation agreement in such form as may be required by the Company or its successor.

Under the Agreement, “cause” is defined as (a) Ms. Knowles’ material breach of any provision of the her Confidentiality and Non-Disclosure Agreement; (b) after providing 30 days prior notice to her and providing the opportunity for her to be heard by the Board of Directors during such time, the Board of Directors issues a final written determination that she has willfully failed and refused to comply with the material and reasonable directives of the Company; (c) Ms. Knowles’ failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which Ms. Knowles has failed to cure within ninety (90) days after receipt of written notice of nonperformance from the Company ; (d) Ms. Knowles’ gross negligence or willful or intentional misconduct; (e) after providing 30 days prior notice to Ms. Knowles and providing the opportunity for her to be heard by the Board of Directors during such time, the Board of Directors issues a final written determination that she has breached her fiduciary duties to the Company; or (f) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to Ms. Knowles, or any other criminal activity which materially affects her ability to perform her duties or materially harms the reputation of the Company.

Under the Agreement, “change in control” is defined to include the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquires 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; or (3) stockholders of the Company approve (a) a merger, business combination or extraordinary transaction whereby Edgewater stockholders would not own at least 75% of the outstanding voting securities of the surviving or resulting corporation or (b) a corporate liquidation of the Company.

ITEM 8.01	OTHER EVENTS

On September 15, 2010, the Company’s Board of Directors approved an extension of the Company’s stock repurchase program (the “Repurchase Program”) to September 23, 2011 (the “New Extension”). The Repurchase Program, which was originally announced in December 2007, and subsequently amended on September 24, 2008 and September 23, 2009, allows for the repurchase of up to $8.5 million of the Company’s common stock. The New Extension will retain the same original cumulative dollar limitation. To date, the Company has repurchased approximately $5.6 million of its shares, leaving a remaining authorization of approximately $2.9 million.

Under the New Extension, the Company’s common stock may be purchased from time-to-time on the open market or through privately negotiated transactions. The timing and amount of the purchases will be based upon market conditions, securities law considerations and other factors. The Extended Repurchase Program does not obligate the Company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Agreement by and among the Company and Robin Ranzal Knowles dated as of September 15, 2010.

* * *

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2010

EDGEWATER TECHNOLOGY, INC.

By:	/S/ TIMOTHY R. OAKES
Name:	Timothy R. Oakes
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)